Exhibit 99(d)(1)

WARRANT AGENT AGREEMENT

THIS WARRANT AGENT AGREEMENT, dated October 26, 2016 (the “Agreement”), is entered into by and between Katalyst Securities LLC (the “Warrant Agent”) and Enumeral Biomedical Holdings, Inc. (the “Company”).

WHEREAS, reference is made herein to the Company’s private placement financing (the “PPO Unit Offering”) with respect to which a closing occurred on July 31, 2014;

WHEREAS, the Company intends to offer to amend, upon the terms set forth in an Offer to Amend and Exercise Warrants to Purchase Common Stock (the “Offer to Amend and Exercise”), the outstanding warrants to purchase 21,549,510 shares of the Company’s common stock (the “Common Stock”) at an exercise price of $2.00 per share, issued to investors participating in the Company’s PPO Unit Offering with respect to which a closing occurred on July 31, 2014 (the “Original Warrants”);

WHEREAS, pursuant to the Offer to Amend and Exercise, the Original Warrants of holders who elect to participate in the Offer to Amend and Exercise (the “Participating Holders”) will be amended (the “Amended Warrants”) to, among other things: (i) reduce the exercise price of the Original Warrants to $0.50 per warrant in cash, (ii) provide that each Amended Warrant will be exercisable for the purchase of four (4) shares of Common Stock rather than one (1) share of Common Stock, (iii) provide that the Amended Warrants must be exercised by no later than the expiration date of the Offer to Amend and Exercise, (iv) eliminate the anti-dilution provisions contained therein (the “Anti-Dilution Rights”) and (v) restrict the sale of shares of Common Stock acquired upon exercise of the Amended Warrants for a period of one hundred and eighty (180) days after the expiration date of the Offer to Amend and Exercise;

WHEREAS, the terms of the Original Warrants held by holders who do not elect to participate in the Offer to Amend and Exercise (the “Non-Participating Holders”) will retain in all respects their original terms and provisions; provided, however, that the Company intends to seek the consent of the Non-Participating Holders to eliminate the Anti-Dilution Rights in their Original Warrants;

WHEREAS, the Company has or will file a Schedule TO with the United States Securities and Exchange Commission (the “SEC”), including all required exhibits thereto (collectively, the “Offer Materials”); and

WHEREAS, the Company desires to engage the Warrant Agent pursuant to the terms of this Agreement, and the Warrant Agent is willing to be so engaged, to (i) solicit the holders of the Original Warrants to participate in the Offer to Amend and Exercise and to exercise their Amended Warrants, and (ii) solicit the Non-Participating Holders to consent to eliminate the Anti-Dilution Rights in their Original Warrants.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

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1.          Engagement. The Company hereby engages and appoints the Warrant Agent as, and the Warrant Agent hereby agrees to serve as, the exclusive Warrant Agent (the “Warrant Agent”) for the Company in connection with the Offer to Amend and Exercise. The Warrant Agent shall, consistent with its obligations under the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), and the applicable rules and regulations of the SEC thereunder, the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”), and the applicable state securities laws and regulations, use its reasonable best efforts to maximize the number of (i) holders of Original Warrants (“Warrant Holders”) who elect to participate in the Offer to Amend and Exercise and exercise their Amended Warrants, and (ii) Non-Participating Holders who consent to eliminate the Anti-Dilution Rights in their Original Warrants, including appropriate communications with the Warrant Holders, as well as with the Warrant Holders’ brokers, agents or other representatives. The Warrant Agent agrees to perform its services hereunder in good faith, in a professional and businesslike manner, and in compliance with applicable law. The Warrant Agent may reallow or allocate all or a portion of the Compensation as described in Section 5 hereof to other broker-dealers who are FINRA members whose investors participated in the PPO Unit Offering and are Warrant Holders.

2.          Representations of Warrant Agent.

(a)        The Warrant Agent is a member in good standing of FINRA and is registered as a broker-dealer under the Exchange Act and under the securities laws and regulations of each state into which a holder of an Original Warrant is solicited hereunder.

(b)        None of the Warrant Agent or its affiliates, or any person acting on behalf of the foregoing (other than the Company or its affiliates or any person acting on its or their behalf, in respect of which no representation is made) has taken nor will take any action that conflicts with the conditions and requirements of, or that would make unavailable with respect to the Offer to Amend and Exercise, the exemption(s) from registration available pursuant to Rule 506 of Regulation D or Section 4(a)(2) of the Securities Act, or knows of any reason why any such exemption would be otherwise unavailable to it.

(c)        The Warrant Agent represents that neither it nor, to its knowledge, any of its directors, executive officers, general partners, managing members or other officers participating in the Offer to Amend and Exercise (each, a “Warrant Agent Covered Person” and, together, “Warrant Agent Covered Persons”), is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”) or has been involved in any mater which would be a Disqualification Event except for the fact that it occurred before September 23, 2013.

(d)        The Warrant Agent represents that it is not aware of any person (other than a Warrant Agent Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the Offer to Amend and Exercise. The Warrant Agent will promptly notify the Company of any agreement entered into between such Warrant Agent and such person in connection with such sale.

(e)        The Warrant Agent will notify the Company promptly in writing of (i) any Disqualification Event relating to any Warrant Agent Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Warrant Agent Covered Person.

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3.          Offer Materials. The Company shall cause copies of the Offer Materials relating to the Offer to Amend and Exercise to be delivered to each Original Warrant holder and the Warrant Agent shall have no responsibility in this regard. The Warrant Agent is not authorized to furnish to holders of Original Warrants any information other than that contained in the Offer Materials or in such other material as may be provided by the Company to holders of the Original Warrants. The Warrant Agent will be supplied without charge with a reasonable number of Offer Materials. The Offer Materials shall be sent only to the Warrant Holders.

4.          Offer to Amend and Exercise Acceptance Procedures. The Offer Materials shall set forth the procedures for holders of Original Warrants to participate in the Offer to Amend and Exercise and to exercise their Amended Warrants.

(a)        The Offer to Amend and Exercise will commence on the date the Offer Materials are first sent to the Warrant Holders (the “Offer Date”) and will expire on the date that is at least twenty (20) business days following the Offer Date, as may be extended by the Company in its sole discretion, or as required by applicable law (the “Expiration Date”).

(b)        In order to participate in the Offer to Amend and Exercise and exercise an Amended Warrant, the Warrant Holder must deliver to the Company before the Expiration Date all of the Acceptance and Exercise Documents (as defined below) and deliver the exercise price for such exercised Amended Warrants by check or wire transfer to a non-interest bearing escrow account (the “Escrow Account”) maintained by the escrow agent designated by the Company for such purpose (the “Escrow Agent”). The “Acceptance and Exercise Documents” mean (i) a signed copy of the Election to Consent, Participate and Exercise Warrant, (ii) a signed accredited investor questionnaire, (iii) the original copy of the Warrant Holder’s Original Warrant (or an Affidavit of Loss and Indemnification Agreement) for cancellation, (iv) receipt of the Exercise Price in the Escrow Account, and (v) any other document deemed necessary by the Company in its sole discretion.

(c)        All Warrant Holder funds for the exercise of the Amended Warrants will be held in the Escrow Account pursuant to the terms of an escrow agreement among the Company, the Warrant Agent and the Escrow Agent. The Company will pay all fees related to the establishment and maintenance of the Escrow Account.

(d)        Provided that the requirements and conditions to the Offer to Amend and Exercise set forth in the Offer Materials are satisfied by the Expiration Date, the Company will notify the Warrant Agent of the acceptance of the executed and delivered Acceptance and Exercise Documents and will issue, or cause to be issued, the Common Stock certificates representing the shares to be issued upon exercise of the Amended Warrants promptly following the Expiration Date.

(e)        Subject to the joint waiver by the Company and the Warrant Agent, a minimum of $2,000,000 in Amended Warrants must be tendered and exercised and the holders of a majority of the Original Warrants must consent to the elimination of the Anti-Dilution Rights by the Expiration Date for the Offer to Amend and Exercise to be completed. The other requirements and conditions set forth in the offering materials must also be satisfied by the Expiration Date. If the conditions to the Offer to Amend and Exercise as set forth in the Offer Materials have been satisfied prior to the Expiration Date, promptly following the Expiration Date the Company will notify the Escrow Agent and the transfer agent of its acceptance of the exercise price payment and Acceptance and Exercise Documents.

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(f)        If the requirements and conditions of the Offer to Amend and Exercise set forth in the Offer Materials have not been satisfied on or before the Expiration Date for any reason, the Offer to Amend and Exercise will be terminated, no Common Stock will be issued, and the Escrow Agent, will, at the request of the Company, cause all monies received from the Warrant Holders to be promptly returned to such Warrant Holders without interest, penalty, expense or deduction.

5.          Compensation.

(a)        Fee. Subject to the valid participation in the Offer to Amend and Exercise and the exercise of the Amended Warrants by a holder of an Original Warrant (including a transferee), the Warrant Agent, at the time of the acceptance by the Company of the Warrant Holders’ Acceptance and Exercise Documents, and as a condition to such acceptance, will receive from the Company a fee (the “Solicitation Fee”) equal to Eight Percent (8%) of the cash the Company receives for each exercise of an Amended Warrant upon, and as a condition to, the acceptance of executed and delivered Acceptance and Exercise Documents by the Company (the “Closing”).

(b)        Repricing of Placement Agent Warrants. In connection with the PPO Unit Offering, the Warrant Agent, participating dealers and related persons received an aggregate of 2,000,000 Placement Agent Warrants (the “Placement Agent Warrants”) which are identical in all material respects to the Original Warrants except that they have an exercise price of $1.00 per share. In connection with the Offer to Amend and Exercise, the Company shall seek the consent of the holders of the Placement Agent Warrants in order to remove the price-based anti-dilution provisions from such warrants and, in consideration of (i) the majority of such holders granting such consent, and (ii) the Warrant Agent acting as such, to amend the Placement Agent Warrants to reduce the exercise price from $1.00 to $0.125 per share at the time of and in connection with the completion of the Offer to Amend and Exercise. All of the other terms of the Placement Agent Warrants shall continue with full force and effect.

(c)        Expenses. The Company shall pay the legal fees and expenses (in an amount not to exceed $90,000 in legal fees and $5,000 in expenses (exclusive of blue sky fees and expenses)) of Warrant Agent’s outside counsel related to the Offer to Amend and Exercise and reimburse the Warrant Agent for its offering expenses through a $20,000 non-accountable expense allowance. The Warrant Agent’s outside counsel fees and expenses and the Warrant Agent’s non-accountable expense allowance shall be hereinafter referred to collectively as the “Warrant Agent Fees and Expenses.” The Warrant Agent Fees and Expenses shall be paid at the time of Closing and as a condition to Closing, and if there is no Closing and the Offer to Amend and Exercise is terminated, except if this Agreement has been terminated as provided for in Section 7(b) below, within three (3) business days thereafter; provided, however, that in the event of such termination in the absence of a Closing, the Warrant Agent’s non-accountable expense allowance shall be reduced to $10,000. The Warrant Agent’s outside counsel shall provide invoices to the Company for all expenses reimbursable pursuant to this Section 5(c).

(d)        Timing of Payment. At or promptly following the Expiration Date (and in any event within two (2) business day following the Expiration Date), the Company will deliver a notice to the Warrant Agent setting forth the number of Amended Warrants that have been exercised by Warrant Holders in the Offer to Amend and Exercise, together with instructions for payment of the Solicitation Fee and the Warrant Agent Fees and Expenses directly to the Warrant Agent and/or designated vendors, (provided any required invoices have been provided the Company as set forth in Section 5(c) above) and any documentation related thereto reasonably requested by the Warrant Agent.

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(e)        Tail Payment. If, within twelve (12) months of the Closing, the Company completes a financing transaction with a party introduced to the Company by the Warrant Agent or its sub dealers in connection with the PPO Unit Offering who also participated in the PPO Unit Offering, but excluding any Company shareholder who invested prior to the PPO Unit Offering (a “Fee Tail Party”), the Warrant Agent shall be entitled to receive a cash commission from the Company in an amount equal to 10% of the gross amount of the investment made by the Fee Tail Party in such financing transaction.

6.          Inspection of Records. During the period of the Offer to Amend and Exercise and for thirty (30) days thereafter, the Warrant Agent may, at any time during business hours, examine the records of the Company that relates to the Offer to Amend and Exercise. The Company shall make available to the Warrant Agent and its representatives such information, including, but not limited to, financial information, and other information regarding the Company (the “Information”), as may be reasonably requested in making a reasonable investigation of the Company and its affairs in connection with the Offer to Amend and Exercise; provided, however, the Warrant Agent agrees to use any such Information provided to the Warrant Agent by the Company solely for the purpose contemplated under this Agreement. The Company shall provide access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants of the Company as shall be reasonably requested by the Warrant Agent.

7.          Term and Termination.

(a)        The term of this Agreement (the “Term”) shall be for the shorter of (i) two (2) months from and after the date first above written or (ii) the last to expire of the Amended Warrants.

(b)        This Agreement may be terminated by the Company at any time prior to the acceptance by the Company of the Warrant Holders’ Acceptance and Exercise Documents by the Company (i) in the event that the Warrant Agent shall have failed to perform any of its material obligations hereunder, (ii) on account of the Warrant Agent’s fraud, illegal or willful misconduct or gross negligence, or (iii) in the event of a material breach of this Agreement by the Warrant Agent.

(c)        In the event of termination of the Agreement by the Company pursuant to this Section 7, the Warrant Agent shall not be entitled to any amounts except (i) as may be due under any indemnity or contribution obligation provided herein, at law or otherwise, (ii) as provided in Section 5(c) above, or (iii) that portion of the Solicitation Fee for any Warrant Investors who exercised their Amended Warrants prior to the Company’s notice of termination, assuming such Warrant Holders’ Acceptance and Exercise Documents have been accepted by the Company and that a Closing has occurred.

(d)        Before any termination by Company under Section 7(b)(i) or (iii) shall become effective, the Company shall give five (5) days prior written notice to the Warrant Agent of its intention to terminate the Agreement (the “Termination Notice”). The Termination Notice shall specify the grounds for the proposed termination. If the specified grounds for termination, or their resulting adverse effect on the transactions contemplated hereby, are curable, then the Warrant Agent shall have three (3) days from the Termination Notice within which to remove such grounds or to eliminate all of their material adverse effects on the transactions contemplated hereby; otherwise, the Agreement shall terminate.

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8.          Indemnification.

(a)        The Company will (i) indemnify and hold harmless the Warrant Agent, its agents, and its and their respective officers, directors, employees, selected dealers and each person, if any, who controls the Warrant Agent, within the meaning of the Securities Act (each, a “Warrant Agent Indemnitee”) against, and pay or reimburse each Warrant Agent Indemnitee for, any and all losses, claims, damages, liabilities or expenses whatsoever (or actions or proceedings or investigations in respect thereof), severally (which will, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees, including appeals, court costs, expenses), to which any Warrant Agent Indemnitee may become subject under the Securities Act or otherwise in connection with the Offer to Amend and Exercise and as a result of the breach of any agreement made by the Company herein, regardless of whether such losses, claims, damages, liabilities or expenses shall result from any claim by any Warrant Agent Indemnitee or by any third party; and (ii) reimburse each Warrant Agent Indemnitee for any legal or other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, action, proceeding or investigation; provided, however, the Company will not have any obligation to indemnify or reimburse any Indemnitee to the extent that any such claim, damage or liability is finally judicially determined to have resulted from (w) an untrue statement or alleged untrue statement of a material fact made in the Offer Materials, or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, made solely in reliance upon and in conformity with written information furnished to the Company by the Warrant Agent specifically for use in the Offer Materials, (x) any violations of law by the Warrant Agent (including, without limitation, violations of the Securities Act or state securities laws) that does not result from a violation thereof by the Company or its affiliates, (y) due to intentional or negligent misrepresentations and/or malfeasance of the Warrant Agent, or (z) the gross negligence or willful misconduct or violations of law by the Warrant Agent Indemnitee seeking indemnification hereunder. In addition to the foregoing agreement to indemnify and reimburse, the Company will indemnify and hold harmless each Warrant Agent Indemnitee against any and all losses, claims, damages, liabilities or expenses whatsoever (or actions or proceedings or investigations in respect thereof), joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees, including appeals) to which any Warrant Agent Indemnitee may become subject insofar as such costs, expenses, losses, claims, damages or liabilities arise out of or are based upon the claim of any person or entity that he or it is entitled to broker’s or finder’s fees from any Warrant Agent Indemnitee in connection with the Offer to Amend and Exercise as a result of the Company obligating itself or any other person or entity to pay such a fee. The foregoing indemnity agreements are in addition to any liability which the Company may otherwise have.

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(b)        The Warrant Agent will (i) indemnify and hold harmless the Company, its agents, and its and their respective officers, directors, employees, selected dealers and each person, if any, who controls the Company, within the meaning of the Securities Act (each, a “Company Indemnitee”) against, and pay or reimburse each the Company Indemnitee for, any and all losses, claims, damages, liabilities or expenses whatsoever (or actions or proceedings or investigations in respect thereof), severally (which will, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees, including appeals), to which any Company Indemnitee may become subject under the Securities Act or otherwise in connection with the Offer to Amend and Exercise, regardless of whether such losses, claims, damages, liabilities or expenses shall result from any claim by any Company Indemnitee or by any third party, but only to the extent that such losses, claims, damages, liabilities or expenses are based upon (A) any agreement made by the Warrant Agent herein, (B) any violations of law by the Warrant Agent (including, without limitation, violations of the Securities Act, the Exchange Act or state securities laws) which does not result from a violation thereof by the Company or any of their respective affiliates, (C) any untrue statement or alleged untrue statement of any material fact contained in the Offer Materials made in reliance upon and in conformity with information contained in the Offer Materials relating to the Warrant Agent, or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in either case, if made or omitted in reliance upon and in conformity with written information furnished to the Company by the Warrant Agent, specifically for use in the preparation thereof, or (D) intentional or negligent misrepresentations by and/or malfeasance of the Warrant Agent; and (ii) reimburse each the Company Indemnitee for any legal or other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, action, proceeding or investigation. In addition to the foregoing agreement to indemnify and reimburse, the Warrant Agent will indemnify and hold harmless each Company Indemnitee against any and all losses, claims, damages, liabilities or expenses whatsoever (or actions or proceedings or investigations in respect thereof), joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees, including appeals) to which any Company Indemnitee may become subject insofar as such costs, expenses, losses, claims, damages or liabilities arise out of or are based upon the claim of any person or entity that he or it is entitled to broker’s or finder’s fees from any Company Indemnitee in connection with the Offer to Amend and Exercise as a result of the Warrant Agent obligating itself or any other person or entity to pay such a fee. The foregoing indemnity agreements are in addition to any liability which the Warrant Agent may otherwise have.

(c)        Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, claim, proceeding or investigation (the “Action”), such indemnified party, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, will notify the indemnifying party of the commencement thereof, but the omission to so notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party under this Section 8 unless the indemnifying party has been substantially prejudiced by such omission. The indemnifying party will be entitled to participate in and, to the extent that it may wish, jointly with any other indemnifying party, to assume the defense thereof subject to the provisions herein stated, with counsel reasonably satisfactory to such indemnified party. The indemnified party will have the right to employ separate counsel in any such Action and to participate in the defense thereof, but the fees and expenses of such counsel will not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the Action with counsel reasonably satisfactory to the indemnified party, provided, however, that if the indemnified party shall be requested by the indemnifying party to participate in the defense thereof or shall have concluded in good faith and specifically notified the indemnifying party either that there may be specific defenses available to it that are different from or additional to those available to the indemnifying party or that such Action involves or could have a material adverse effect upon it with respect to matters beyond the scope of the indemnity agreements contained in this Agreement, then the counsel representing it, to the extent made necessary by such defenses, shall have the right to direct such defenses of such Action on its behalf and in such case the reasonable fees and expenses of such counsel in connection with any such participation or defenses shall be paid by the indemnifying party. No settlement of any Action against an indemnified party will be made without the consent of the indemnifying party and the indemnified party, which consent shall not be unreasonably withheld or delayed in light of all factors of importance to such party, and no indemnifying party shall be liable to indemnify any person for any settlement of any such claim effected without such indemnifying party’s consent.

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9.          Contribution. To provide for just and equitable contribution, if: (i) an indemnified party makes a claim for indemnification pursuant to Section 8 hereof and it is finally determined, by a judgment, order or decree not subject to further appeal that such claims for indemnification may not be enforced, even though this Agreement expressly provides for indemnification in such case; or (ii) any indemnified or indemnifying party seeks contribution under the Securities Act, the Exchange Act, or otherwise, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Warrant Agent on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Warrant Agent on the other shall be deemed to be in the same proportion as the total net proceeds from the Offer to Amend and Exercise (before deducting expenses) received by the Company bear to the total Solicitation Fee received by the Warrant Agent. The relative fault, in the case of an untrue statement, alleged untrue statement, omission or alleged omission will be determined by, among other things, whether such statement, alleged statement, omission or alleged omission relates to information supplied by the Company or by the Warrant Agent, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, alleged statement, omission or alleged omission. The Company and the Warrant Agent agree that it would be unjust and inequitable if the respective obligations of the Company and the Warrant Agent for contribution were determined by pro rata allocation of the aggregate losses, liabilities, claims, damages and expenses or by any other method or allocation that does not reflect the equitable considerations referred to in this Section 9. No person guilty of a fraudulent misrepresentation (within the meaning of Section 10(f) of the Securities Act) will be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. For purposes of this Section 9, each person, if any, who controls the Warrant Agent within the meaning of the Securities Act will have the same rights to contribution as the Warrant Agent, and each person, if any, who controls the Company within the meaning of the Securities Act will have the same rights to contribution as the Company, subject in each case to the provisions of this Section 9. Anything in this Section 9 to the contrary notwithstanding, no party will be liable for contribution with respect to the settlement of any claim or action effected without its written consent. This Section 9 is intended to supersede, to the extent permitted by law, any right to contribution under the Securities Act, the Exchange Act or otherwise available.

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10.         Confidentiality.

(a)        The Warrant Agent will maintain the confidentiality of the Information and, unless and until such Information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement, shall disclose the Information only as authorized by the Company or as required by law or by order of a governmental authority or court of competent jurisdiction. In the event the Warrant Agent is legally required to make disclosure of any of the Information, the Warrant Agent will give prompt notice to the Company prior to such disclosure to the extent the Warrant Agent can practically do so.

(b)        The foregoing paragraph shall not apply to information that (i) at the time of disclosure by the Company, is or thereafter becomes, generally available to the public or within the industries in which the Company conducts business, other than as a result of a breach by the Warrant Agent of its obligations under this Agreement; (ii) prior to or at the time of disclosure by the Company, was already in the possession of, the Warrant Agent or any of its affiliates, or could have been developed by them from information then lawfully in their possession, by the application of other information or techniques in their possession, generally available to the public; (iii) at the time of disclosure by the Company or thereafter, is obtained by the Warrant Agent or any of its affiliates from a third party who the Warrant Agent reasonably believes to be in possession of the information not in violation of any contractual, legal or fiduciary obligation to the Company with respect to that information; or (iv) is shown by written records to have been independently developed by the Warrant Agent or its affiliates. The exclusions set forth in this Section 10(b) shall not apply to pro forma financial information and/or financial projections of the Company, which pro forma financial information and/or projections shall in all events be subject to Section 10(a) above.

(c)        Warrant Agent acknowledges that the Company has a class of securities registered under Section 12 of the Exchange Act and is therefore subject to the restrictions imposed by Regulation FD thereunder, and that some of the Information will constitute, when disclosed to the Warrant Agent, and for some period thereafter, material, non-public information for purposes of the federal securities laws. The Warrant Agent agrees that it (i) will not use the Information for the purpose of trading in the Company's Common Stock or any other securities, and (ii) will not disclose such Information to any other party for the purpose of trading in the Company's Common Stock for a period that is the earlier of (a) the date on which the Company discloses the confidential information to the public by a Regulation FD compliant method of disclosure or (b) one hundred any eighty (180) days after the disclosure date (the “Initial Expiration Date”). If, prior to Initial Expiration Date, the Company believes that certain disclosed Information still constitutes material, non-public information, then the Company shall notify Warrant Agent of such fact and the Company may extend the period of confidentiality to the 210th day after the disclosure date (the “Extended Expiration Date”) by written notification to the Warrant Agent prior to the Initial Expiration Date, with such notice identifying the Information that still constitutes material non-public information. Failure to deliver such written notice within such time period shall be considered confirmation by the Company that all disclosed Information is no longer material, non-public information. The Company agrees that, after the Closing of the Offer to Amend and Exercise, it will not disclose any material non-public information to the Warrant Agent, participating brokers or affiliated persons without the prior written approval of such persons.

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11.         Notices. All communications hereunder will be in writing and, except as otherwise expressly provided herein or after notice by one party to the other of a change of address, if sent to the Warrant Agent, will be mailed, postage prepaid, certified mail, return receipt requested or sent by overnight courier or delivered by hand and signed by addressee to Katalyst Securities LLC, 1330 Avenue of the Americas, 14th Floor, New York, NY 10019 Attn: Michael A. Silverman, Managing Director, with a copy to: Law Offices of Barbara J. Glenns, Esq. 30 Waterside Plaza, Suite 25G, New York, NY 10010 Attn: Barbara J. Glenns, Esq. and CKR Law LLP, 1330 Avenue of the Americas, 14th Floor, New York, NY 10019, Attn: Scott Rapfogel, Esq., if sent to the Company will be mailed, postage prepaid, certified mail, return receipt requested or sent by overnight courier or delivered by hand and signed by addressee to Enumeral Biomedical Holdings, Inc., 200 CambridgePark Drive, Suite 2000, Cambridge, MA 02140, Attn: Wael Fayad, Chief Executive Officer and Matthew Ebert, General Counsel, with a copy to: Duane Morris LLP, 1540 Broadway, New York, NY 10036, Attn: Michael D. Schwamm, Esq. Notices sent by certified mail shall be deemed received five days thereafter, notices sent by hand delivery or overnight delivery shall be deemed received on the date of the relevant written record of receipt.

12.         Governing Law, Jurisdiction. This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without regard to principles of conflicts of law thereof, applicable to contracts to be wholly performed within said state.

THE PARTIES HERETO AGREE TO SUBMIT ALL CONTROVERSIES TO the exclusive jurisdiction of FINRA IN ACCORDANCE WITH THE PROVISIONS SET FORTH BELOW AND UNDERSTAND THAT (A) ARBITRATION IS FINAL AND BINDING ON THE PARTIES, (B) THE PARTIES ARE WAIVING THEIR RIGHTS TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL, (C) PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED AND DIFFERENT FROM COURT PROCEEDINGS, (D) THE ARBITRATOR’S AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY’S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULES BY ARBITRATORS IS STRICTLY LIMITED, AND (E) ALL CONTROVERSIES WHICH MAY ARISE BETWEEN THE PARTIES CONCERNING THIS AGREEMENT SHALL BE DETERMINED BY ARBITRATION PURSUANT TO THE RULES THEN PERTAINING TO FINRA ARBITRATION FORUM. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEw york. JUDGMENT ON ANY AWARD OF ANY SUCH ARBITRATION MAY BE ENTERED IN THE SUPREME COURT OF THE STATE OF NEW YORK OR IN ANY OTHER COURT HAVING JURISDICTION OVER THE PERSON OR PERSONS AGAINST WHOM SUCH AWARD IS RENDERED. THE PARTIES AGREE THAT THE DETERMINATION OF THE ARBITRATORS SHALL BE BINDING AND CONCLUSIVE UPON THEM. THE PREVAILING PARTY, AS DETERMINED BY SUCH ARBITRATORS, IN A LEGAL PROCEEDING SHALL BE ENTITLED TO COLLECT ANY COSTS, DISBURSEMENTS AND REASONABLE ATTORNEY’S FEES FROM THE OTHER PARTY. PRIOR TO FILING AN ARBITRATION, THE PARTIES HEREBY AGREE THAT THEY WILL ATTEMPT TO RESOLVE THEIR DIFFERENCES FIRST BY SUBMITTING THE MATTER FOR RESOLUTION TO A MEDIATOR, ACCEPTABLE TO ALL PARTIES, AND WHOSE EXPENSES WILL BE BORNE EQUALLY BY ALL PARTIES. THE MEDIATION WILL BE HELD IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, ON AN EXPEDITED BASIS. IF THE PARTIES CANNOT SUCCESSFULLY RESOLVE THEIR DIFFERENCES THROUGH MEDIATION, THE MATTER WILL BE RESOLVED BY ARBITRATION. THE ARBITRATION SHALL TAKE PLACE IN THE COUNTY OF NEW YORK, THE STATE OF NEW YORK, ON AN EXPEDITED BASIS.

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13.         Amendment; Waiver. No provision of this Agreement may be changed or terminated except by a writing signed by the party or parties to be charged therewith. Unless expressly so provided, no party to this Agreement will be liable for the performance of any other party’s obligations hereunder. Either party hereto may waive compliance by the other with any of the terms, provisions and conditions set forth herein; provided, however, that any such waiver shall be in writing specifically setting forth those provisions waived thereby. No such waiver shall be deemed to constitute or imply waiver of any other term, provision or condition of this Agreement. Neither party may assign its rights or obligations under this Agreement to any other person or entity without the prior written consent of the other party.

14.         Further Assurances. Each party shall, without payment of any additional consideration by any other party, at any time on or after the date hereof, take such further action and execute such other and further documents and instruments as the other party may reasonably request in order to provide the other party with the benefits of this Agreement.

15.         Cooperation. The parties to this Agreement each hereby confirm that they will cooperate with each other to the extent that it may become necessary to enter into any revisions or amendments to this Agreement, in the future to conform to any federal or state regulations as long as such revisions or amendments do not materially alter the obligations or benefits of either party under this Agreement.

16.         Entire Agreement; Severability. This Agreement together with any other agreement referred to herein supersedes all prior understandings and written or oral agreements between the parties with respect to the Offer to Amend and Exercise and the subject matter hereof. If any portion of this Agreement shall be held invalid or unenforceable, then so far as is reasonable and possible (i) the remainder of this Agreement shall be considered valid and enforceable and (ii) effect shall be given to the intent manifested by the portion held invalid or unenforceable.

17.         Counterparts. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or in PDF format shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or in PDF format shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties below effective as of the date first set forth above.

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ENUMERAL BIOMEDICAL HOLDINGS, INC.

By:	/s/ Kevin G. Samey
Name: Kevin G. Sarney
Title: Vice President of Finance, Chief Accounting Officer and Treasurer

KATALYST SECURITIES, LLC

By:	/s/ Michael A. Silverman
Name: Michael A. Silverman
Title: Managing Director

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